NEWS RELEASE                                                        EXHIBIT 99.1



 CONTACT:
  WILLIAM L. CLEAR
  VICE PRESIDENT & CHIEF FINANCIAL OFFICER
  TEL: (540) 676-2380


FOR IMMEDIATE RELEASE


VIRGINIA GAS COMPANY ANNOUNCES FILING OF MERGER PROXY AND $20 MILLION FINANCING

ABINGDON, VA (September 20, 2000) --- Virginia Gas Company (Nasdaq:VGCO; "the Company") announced today that a preliminary proxy statement for its annual meeting was filed with the SEC on September 18, 2000, as part of a NUI Corporation (NYSE:NUI; "NUI") Form S-4 Registration Statement (Registration No. 333-46036). The preliminary proxy statement is also an NUI prospectus and, among other things, explains the proposed merger with NUI. The filing is subject to discretionary review by the SEC. If the SEC determines not to review the filing, the Company plans to schedule an annual meeting in early November. If a review occurs, the meeting would be held at a later date.

On September 13, in accordance with the merger agreement with NUI, the Company closed a $20 million credit facility with NUI as interim financing to fund its pipeline and storage expansion. To date, the Company has drawn $7 million of that facility. Although the Company has made all interest payments on its existing debt when due, it remains in default of one of its financial covenants and the drawing of the new facility will cause additional breaches. The Company has not obtained waivers from its lenders for its covenant defaults and management does not anticipate that the lenders will provide any waivers. The Company's lenders have the right to call all amounts immediately due and payable, which would amount to $33 million including prepayment penalties.

The Company and NUI have each filed Notification and Report Forms with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission as required under the Hart-Scott-Rodino Antitrust Improvements Act. The merger also requires approval from the Virginia State Corporation Commission. The Company and NUI anticipate making a joint filing requesting such approval by month end.

Virginia Gas Company, headquartered in Abingdon, Virginia, is engaged in activities including: pipeline operation, natural gas storage, gathering, marketing and distribution services; natural gas exploration, production and well operation; and propane distribution. The Company conducts its operations primarily in the Commonwealth of Virginia. Information about Virginia Gas Company is available on the Internet at www.vgco.com.

         THIS DOCUMENT INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS REFLECTING THE COMPANY'S EXPECTATIONS AND OBJECTIVES IN THE NEAR FUTURE; HOWEVER, THERE ARE MANY FACTORS UNKNOWN AT THIS TIME, WHICH MAY AFFECT OUTCOMES. FOR A MORE DETAILED DESCRIPTION OF SUCH FACTORS SEE THE COMPANY'S SEC FILINGS.